2HW - New Century Growth

New Classes

Inception date Class B - January 21, 2000
Inception date Class C - January 21, 2000
Inception date Class M-January 21, 2000

12b-1 fees Class B - 1.00%
12b-1 fees Class C -  1.00%
12b-1 fees Class M-0.75%

Sales charge Class B - zero
Sales charge Class C - 1 year, 1.00% sales charge
Sales charge class M 3.50%